Exhibit 99.1
For Further Information
Investor Relations: Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com
Media Relations:     Kate O’Neill Rauber, 816-854-4548, kate.rauber@hrblock.com
H&R Block Signs Letter of Intent to Sell RSM McGladrey to McGladrey & Pullen, LLP
•	Total consideration of approximately $610 million

•	H&R Block to record non-cash, after-tax charge of approximately $53 million, or $0.17 per share in fiscal first quarter

•	Transaction expected to close by calendar year end
For Immediate Release: August 23, 2011
KANSAS CITY, Mo. — H&R Block, Inc. (NYSE: HRB) today announced that it has signed a non-binding letter of intent to sell substantially all of the assets of RSM McGladrey (“RSM”) to McGladrey & Pullen, LLP (“M&P”). Based upon values as of July 31, 2011, total consideration is approximately $610 million, of which approximately $65 million will be financed by H&R Block. These amounts will adjust at closing based on fluctuations in the balance sheet. M&P will also assume substantially all liabilities, including contingent payments and lease obligations.
“After a thorough review of the alternatives, we believe the sale of RSM is in the best interest of H&R Block and its shareholders,” said Bill Cobb, H&R Block’s president and CEO. “This transaction is an important step in refocusing the company on growing clients and market share in our core tax business and improving our margins.”
In connection with this sale, as well as the sale or closure of RSM’s remaining operations that are not part of this transaction, H&R Block will record a non-cash, after-tax charge of approximately $53 million, or $0.17 per share in the fiscal first quarter ended July 31, 2011.
The sale of RSM is expected to close by calendar year end and is subject to a number of conditions, including the signing of a definitive agreement, finalization of M&P’s financing for the transaction, and customary closing conditions.
H&R Block acquired RSM in 1999. Today, RSM employs approximately 5,000 associates and professionals in more than 80 offices nationwide.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2011 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
About H&R Block
H&R Block Inc. (NYSE: HRB) has prepared more than 575 million tax returns worldwide since 1955, making it the country’s largest tax services provider. In fiscal 2011, H&R Block had annual revenues of $3.8 billion and prepared more than 24.5 million tax returns worldwide, including Canada and Australia. Tax return preparation services are provided in company-owned and franchise retail tax offices by more than 100,000 professional tax preparers, and through H&R Block At Home™ digital products. The H&R Block Bank provides affordable banking products and services, and McGladrey is a top provider of tax, accounting and wealth management services to mid-sized businesses. For more information, visit the H&R Block Online Press Center.
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